Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

applebyglobal.com

approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Exhibit 5.2

Board of Directors Marvell Technology Group Ltd.	Email MEBrewer@applebyglobal.com

Direct Dial +1 441 298 3226

Tel + 1 441 295 2244

Your Ref

Appleby Ref 124494.0045/ME/SS 22 June 2018

Dear Sirs

Marvell Technology Group Ltd. (Company)

INTRODUCTION

We act as special legal counsel in Bermuda to the Company. The Company has requested that we provide this opinion in connection with the preparation and filing of a Current Report on Form 8-K (Form 8-K) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (Securities Act), and the rules and regulations promulgated thereunder. The Form 8-K will be incorporated by reference in the Company’s automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission on 13 June 2018 in connection with the issuance of $500 million aggregate principal amount of the Company’s 4.200% Senior Notes due 2023 (2023 Notes) and $500 million aggregate principal amount of the Company’s 4.875% Senior Notes due 2028 (2028 Notes and, together with the 2023 Notes, Notes and collectively with the Form 8-K, Subject Agreements).

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the Subject Agreements and the documents listed in Part 2 of Schedule 1. We have not examined any other documents, even if they are referred to in the Subject Agreements

For the purposes of giving this opinion we have carried out the Company Search and the Litigation Search described in Part 3 of Schedule 1.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or representation (whether set out in any of the Subject Agreements or elsewhere) other than as expressly stated in this opinion.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of Bermuda at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is strictly limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Subject Agreements or whether they give effect to the commercial intentions of the parties.

This opinion is furnished to you in connection with the filing of the Form 8-K and is not to be used, quoted or otherwise relied on for any other purpose. We consent to the filing of this opinion as an exhibit to the Form 8-K of the Company and to the references to Appleby (Bermuda) Limited’s name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is incorporated as an exempted company limited by shares and existing under the laws of Bermuda and is a separate legal entity. The Company is in good standing with the Registrar of Companies of Bermuda.

2.	Authorisation: The Company has taken all necessary corporate action to authorise the execution and delivery of the Notes and the offer, sale and issuance of the Notes pursuant to the terms of one or more underwriting agreements and indentures, and pursuant to one or more prospectus supplements constituting a part of the Registration Statement (as defined in Schedule 1).

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

SCHEDULE 1

Part 1

The Registration Statement

1.	A copy of a Current Report on Form 8-K as filed on 22 June 2018 (Form 8-K).

2.	A copy, in PDF format of the executed Notes.

3.	A copy, in PDF format of the final form of the registration statement on Form S-3 dated 13 June 2018, excluding the documents incorporated by reference therein (Registration Statement).

Part 2

Documents Examined

1.	A certified copy of the certificate of incorporation of the Company dated 11 January 1995 (Certificate of Incorporation).

2.	A copy of the memorandum of association, certificate of deposit of memorandum of reduction of share premium dated 8 August 2011, certificates of deposit of memorandum of increase of share capital respectively dated 29 June 2006, 7 June 2004, 25 April 2000, 16 July 1999, 22 July 1998, 26 September 1996, 10 March 1995 and bye-laws of the Company adopted on 8 November 2016 and certified as a true copy by the secretary on 22 June 2018 (together the Constitutional Documents).

3.	A Certificate of Compliance, dated 21 June 2018 issued by the Registrar of Companies in respect of the Company. (Certificate of Compliance).

4.	A certified copy of each of the minutes of a meeting of the board of directors of the Company adopted at a meeting held on 5 June 2018 and on 20 June 2018 respectively and the minutes of a meeting of the pricing committee of the Company adopted at a meeting held on 20 June 2018 (collectively, Resolutions).

5.	A copy of the results of the Litigation Search.

6.	A copy of the results of the Company Search.

7.	A certified copy of the Foreign Exchange Letter, dated 31 May 2000 issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company (Foreign Exchange Letter).

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

8.	A certified copy of the Tax Assurance, dated 5 April 2012, issued by the Registrar of Companies for the Minister of Finance in relation to the Company (Tax Assurance).

Part 3

Searches

1.	A search of the entries and filings shown and available for inspection in respect of the Company in the register of charges and on the file of the Company maintained in the register of companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 21 June 2018 (Company Search).

2.	A search of the entries and filings shown and available for inspection in respect of the Company in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 21 June 2018 (Litigation Search).

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

SCHEDULE 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy completeness and conformity to original documents of all documents submitted to us as copies;

2.	that each of the Subject Agreements and other documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.	that there has been no change to the information contained in the Certificate of Incorporation or to the Constitutional Documents;

4.	that the signatures and seals on all documents and certificates submitted to us as originals or copies of executed originals are genuine and authentic, and the signatures on all documents executed by the Company are the signatures of the persons authorised to execute the documents by the Company;

5.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of Bermuda in respect of matters upon which we have expressly opined) made in the Subject Agreements and any correspondence submitted to us;

6.	that: (i) the Subject Agreements are in the form of the documents approved in the Resolutions; (ii) any meetings at which Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout; (iii) all interests of the directors on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents; and (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion; and (v) the directors of the Company have concluded that the entry by the Company into the Subject Agreements and such other documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company;

7.	that there is no matter affecting the authority of the directors to issue the Subject Agreements including breach of duty or lack of good faith which would have any adverse implications in relation to the opinions expressed in this opinion;

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

8.	that the Company has filed the Form 8-K in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the activities contemplated by the Form 8-K would benefit the Company.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai

SCHEDULE 3

Reservations

Our opinion is subject to the following:

1.	Bermuda Law: We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

2.	Good Standing: The term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ Mauritius ◾ Seychelles ◾ Shanghai